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As filed with the Securities and Exchange Commission on November 3, 2000
SEC File No. ___________


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                        INDUSTRIAL ECOSYSTEMS, INC.
                       -----------------------------
           (Exact name of registrant as specified in its charter)

           UTAH                                                94-3200034
-------------------------------                           --------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

2040 West Broadway, Bloomfield, New Mexico                      87413
----------------------------------------------                ---------
(Address of Principal Executive Offices)                     (Zip Code)


                Marte Anderson Non-qualified Stock Option
               -------------------------------------------
                         (Full title of the plan)


       Tom Jarnagin, 2040 West Broadway, Bloomfield, New Mexico  87413
      ------------------------------------------------------------------
           (Name, address, including zip code of agent for service)

 Telephone number, including area code, of agent for service:  505-632-1786

                       CALCULATION OF REGISTRATION FEE

                               Proposed         Proposed
Title of                       Maximum          Maximum
Securities     Amount          Offering         Aggregate        Amount of
to be          to be           Price Per        Offering         Registration
Registered     Registered      Share (1)        Price            Fee
----------     ----------       ----------      ----------       ------------
Common Stock,
$0.001 par
value           1,200,000        $0.057          $68,400           $ 18.06

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee as determined under Regulation C, Rule 457(c) and/or (g), of the Securities Act of 1933, based on the average of the bid and ask price of the Registrant's common stock as reported on the NASD's OTC Bulletin Board for the five (5) trading days prior to filing.

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                           INDUSTRIAL ECOSYSTEMS, INC.
                  Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the stock option plans.

Registration Statement Item Numbers and Headings       Prospects Headings
------------------------------------------------       ------------------

1)     Plan Information                             Section 10(a) Prospectus

2)     Registration Information and Employee
       Plan Annual Information                      Section 10(a) Prospectus




                                 PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are hereby incorporated by reference:

1) The Company's Registration Statement on Form 10-SB, as amended, SEC File No. 0-29838

2)     All reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act after December 31, 1998.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

General
-------
The Registrant is authorized to issue one hundred million shares of common stock, par value $0.001 per share (the "Common Stock")and twenty-five million shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Registrant has 66,800,613 shares of Common Stock and no shares of Preferred Stock issued and outstanding at November 2, 2000. Although the Company's Board of Directors has no present intention to do so, the Board of directors has authority, without action by or vote of the Company's Shareholders, to issue all or part of the authorized but unissued shares. In addition, the Company's Board of Directors has authority, without action by or vote of the Company's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of the Company's shares.
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Common Stock
------------
The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Registrant's bylaws provide that a majority of the issued and outstanding shares of the Registrant constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Registrant seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock
---------------
The authority to issue the Preferred Stock is vested in the board of directors of the Company, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which the Company is authorized to issue. The above described authority of the Board of Directors may be exercised by corporate resolution from time to time as the Board of directors sees fit.

Dividend Policy
---------------
The Registrant has not declared or paid cash dividends or made distributions in the past, and the Registrant does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Registrant has not entered into any credit or other agreements that would restrict its ability to pay dividends, however, the Registrant currently intends to retain and reinvest future earnings, if any, to finance its operations.

Transfer Agent
--------------
The transfer agent for the Registrant's common stock is Atlas Stock Transfer, 5899 South State Street, Salt Lake City, Utah 84107. Tel: (801) 266-7151; Fax:
(801) 262-0907


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ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Except as otherwise disclosed herein, no expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a brief summary of certain indemnification provisions of the Company's articles of incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter. The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. Section 16-10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further, Section 16-10a 904 of the Corporation Act permits a corporation to pay attorney's fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if its is ultimately determined that he or she is not entitled to be indemnified by the corporation or to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the above discussed section of the Corporation Act.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

No restricted securities are being reoffered or resold pursuant to this registration statement.

                            ITEM 8. EXHIBITS

Exhibits.
---------
Copies of the following documents are included as exhibits to this registration statement pursuant to item 601 of regulation S-K.

             SEC
Exhibit      Reference
No.          No.           Description                           Location
-------      ---------     -----------                           --------
3.01            3          Articles of Incorporation             Incorporated
                                                                 by Reference*

3.02            3          Bylaws                                Incorporated
                                                                 by Reference*

4.01            4          Specimen certificate
                           for Common Stock                      Incorporated
                                                                 by Reference*

4.02            4          Marte Anderson Non-qualified Stock
                           Option                                This Filing

5.01          5 & 23       Letter opinion, including consent
                           of Taylor and Associates, Inc.
                           Attorneys and Counselors at Law,
                           regarding legality of Common Stock
                           to be issued pursuant to options
                           granted under the Plan.               This Filing

23.01           23         Consent of HJ & Associates (formerly
                           Jones, Jensen & Company,)
                           independent certified public
                           accountants                           This Filing

25.01           25         Powers of Attorney                    See Signature
                                                                 Page

* Incorporated by reference from the Company's registration statement on Form 10-SB, as amended, filed with the Commission, SEC file No. 0-29838.

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                                ITEM 9. UNDERTAKINGS

REGULATION S-K

Post-Effective Amendments-Item 512(a)
-------------------------------------
The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference-Item
512(b)
-------------------------------------------------------------------------
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended , each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Filing of Registration Statement on Form S-8 - Item 512(h)
----------------------------------------------------------
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bloomfield, State of New Mexico, on the 3rd day of November 2000.

                                        INDUSTRIAL ECOSYSTEMS, INC.

                                        By /S/ Tom Jarnagin, President and
                                        Chief Executive Officer


                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom Jarnagin, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                   Date
---------                            -----                   ----

/S/ Tom Jarnagin                     Director                November 3, 2000

/S/ Steven C. Justis                 Director                November 3, 2000

/S/ Magaly Bianchini                 Director                November 3, 2000